EXHIBIT 21.1

SUBSIDIARY

As of December 31, 2025, the following was the Registrant’s significant operating Subsidiary:

Name:   Particle, Inc.

Country of Organization:   U.S.

Percent Ownership by Registrant:   100.0% by USBC, Inc.